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EXHIBIT (4)
Consulting Agreement - Donald R. Yu

AGREEMENT

This Agreement is entered into on the 18th day of November, 1998 between UNITED NATIONAL FILM CORPORATION (hereinafter referred to as UNFC) with a principal place of business at 6363 Christie Avenue, Unit 601, Emeryville, CA94608 and DONALD YU (hereinafter referred to as CONSULTANT) with a principal place of business at 6363 Christie Avenue, Unit 411, Emeryville, CA 94608.

1. WITNESSES

WHEREAS, CONSULTANT has acted as Special Advisor to the Board of Directors of UNFC in various matters beneficial o UNFC and has received no monetary remuneration for such services; and

WHEREAS, CONSULTANT has agreed to continue to act as a Special Advisor to the Board of Directors of UNFC; and

WHEREAS, the parties are desirous of entering into this CONSULTING AGREEMENT in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE in consideration of the promises and of mutual covenants and conditions hereinafter contained, it is hereby agreed as follows:

2. SERVICES OF CONSULTANT

2.1 CONSULTANT shall advise and assist UNFC to maintain all Security Exchange Commission (SEC) requirements including the filing of the mandated forms, specifically 10-Q, 10-K and other forms required by SEC regulations.

2.2 CONSULTANT shall assist UNFC to obtain public relations firms to support shareholder relations, to release company information through the proper media including but not limited to PRN Newswire, special interest market support groups and general support efforts associated with public companies.

2.3 CONSULTANT shall provide the above identified services on an "AS NEEDED" basis. Nothing contained herein shall obligate CONSULTANT to provide a minimum number of consulting hours either computed on a weekly or a monthly basis.

2.4 Nothing contained herein shall in any way restrict CONSULTANT from providing similar services to other clients whether those clients are in the same or different fields as UNFC.

3.  COMPENSATION

3.1 As compensation for the services to be rendered by CONSULTANT, CONSULTANT shall receive a total of 400,000 shares ("Shares) of UNFC's common stock.
The shares shall comprise of 400,000 shares of restricted Rule 144 shares. CONSULTANT shall also receive $10,000 per month, to be accrue3d until such time as UNFC has obtained funding for its operations, for a period of not more than 12 months.
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4. REPRESENTATION AND INDEMNIFICATION BY UNFC

4.1 UNFC shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information, and data which it supplies to CONSULTANT and UNFC acknowledges its awareness that CONSULTANT will rely on such continuing representation in disseminating such information and otherwise performing its financial functions.

4.2 CONSULTANT in the absence of notice in writing from UNFC will rely on continuing accuracy of material, information and data supplied by UNFC.

4.3 UNFC hereby authorizes CONSULTANT to issue, in CONSULTANT's sole discretion, corrective, amendatory, supplemental, or explanatory press releases, shareholder communications and reports, or data supplied to analysts, broker dealers, market makers, or other members of the financial community.

4.4 UNFC hereby agrees to indemnify CONSULTANT against, and to hold CONSULTANT harmless from, any claims, demands, suits, loss, damages, etc. arising out of CONSULTANT's reliance upon the accuracy and continuing accuracy of such facts, material, information and data, unless YU has been grossly negligent in fulfilling his duties and obligations hereunder.

4.5 UNFC hereby agrees to indemnify CONSULTANT against, and to hold CONSULTANT harmless from, any claims. demands, suits, loss, damages, etc. arising out of CONSULTANT's reliance upon general availability of information supplied to CONSULTANT and CONSULTANT's ability to promulgate such information. unless CONSULTANT has been negligent in fulfilling his duties and obligations hereunder.

5. REPRESENTATION AND INDEMNIFICATION BY CONSULTANT

5.1 CONSULTANT shall devote time and effort in performing services hereunder as reasonably required and at reasonable times.

5.2 CONSULTANT agrees that he will not release or disseminate any information pertaining to UNFC or its shareholders without providing UNFC with an advance copy thereof and obtaining authorization for such release and dissemination.

5.3 CONSULTANT hereby agrees to indemnify UNFC against, and to hold harmless from. Any claims. demands, suits, loss, and damages arising out of any inaccurate statement or misrepresentation provided that such indemnification shall not pertain to any information provide by or attributable to UNFC.

6. TERM

6.1 The Term of this Agreement shall begin upon execution of this agreement and terminate twelve (12) months thereafter.

7. TERMINATION

7.1 This agreement may not be terminated by either party prior to the expiration of the term except as follows:

7.1.1 Upon bankruptcy of either party,

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7.1.2 Upon either party having or applying for a receiver appointed for all or a substantial part of such party's assets or business;

7.1.3 Upon a material breach by either party;

7.1.4 Upon the death of either party;

7.1.5 No such termination shall effect the receipt of consideration theretofore received by the Consultant.

8. SELECTION OF ENTITIES

8.1 CONSULTANT in his sole and absolute discretion shall hire, retain, or employ such individuals, corporations, partnerships or other entity or entities to perform services as CONSULTANT deems necessary for performance of obligation hereunder.

9. COSTS AND EXPENSES

9.1 All costs, expenses and compensation that CONSULTANT shall incur as result of the aforementioned services on behalf of UNFC shall be the sole responsibility of UNFC. However, no costs, expenses or compensation may be incurred by CONSULTANT on behalf of PAOLI without first obtaining authorization from UNFC for such expenditures.

10. PARTIES RELATIONSHIP

10.1 CONSULTANT shall not by reason of this agreement or the performance of duties hereunder unless otherwise agreed between the parties, by or be deemed to be, an employee, agent , partner, co-venturer or controlling person of UNFC; CONSULTANT shall have no power to enter into any agreement on behalf of or otherwise bind UNFC. CONSULTANT shall not have or be deemed to have, any fiduciary duties or obligations to UNFC and is not an agent of UNFC. Neither party to this agreement is intended to have any interest in the business or property of the other.

11. ASSIGNABILITY

This agreement is not assignable by CONSULTANT but shall be assignable by UNFC in connection with the sale. transfer or other disposition of its business or to any of UNFC's affiliated controlled by or under common control of UNFC.

12. SEVERABILITY

12.1 If any part of this agreement is adjudged invalid, illegal or unenforceable, the remaining parts shall be enforceable.

13. PARAGRAPH HEADINGS

13.1 The headings of the paragraphs contained in this agreement are for convenience only and are not to be considered a part of this agreement or used in determining its content or context.

14. LAW

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14.1 Any dispute between the panics involving the interpretation or application of any provision of this contract shall be governed by the laws of the State of California. Venue will be in Alameda County California.

15. OTHER AGREEMENTS

15.1 The parties represent that no other agreement, oral or written, exist between them. This agreement sets forth the entire agreement between the parties hereto and cannot be modified or supplemented orally.

16. NOTICES

16.1 Any notice required or permitted to be given under this agreement shall be sufficient if in writing and if sent by mail or via facsimile to the principal office of the party to be so notified.

17. COUNTERPARTS

17.1 This agreement may be executed in two or more counter parts, each of which shall be deemed an original but all of which shall constitute but one agreement.

IN WITNESS HEREOF, the parties hereto, intending to be legally bound, have executed this agreement on the date above.


DENO PAOLI,

Deno Paoli, Chairman/CEO

DONALD YU

Donald R. Yu